Exhibit 4.14
FIRST AMENDMENT TO LICENSE AGREEMENT
     This first amendment (the “Amendment”) to License Agreement is effective as of April 15, 2008 (the “Amendment Effective Date”), by on the one hand Protherics Medicines Development Limited (“Protherics”), and on the other hand, Glenveigh Pharmaceuticals, LLC, Glenveigh Research, LLC, C. David Adair, M.D., CDA Royalty Investors, LLC, and CDA Licensing Administrators, LLC (collectively, each such entity and individual referred to individually as a “Glenveigh Holder” and such entities and Dr. Adair, referred to collectively as “Glenveigh”). Protherics and Glenveigh may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, the Parties entered into a License Agreement, dated December 7, 2006 (the “License Agreement”); and
     WHEREAS, the Parties desire to amend the License Agreement to modify certain provisions regarding milestone payments and equity holding periods.
     NOW, THEREFORE, in consideration of the covenants, conditions and undertakings hereinafter set forth, the Parties agree as follows:
     1. Amendment. The parties agree that the License Agreement shall be amended as follows:
     A. Section 5.2 is hereby amended by deleting subsection 5.2(i) in its entirety and replacing it with the following:

Milestone Event		Milestone Payment

(i)	Within one hundred twenty (120) days after Protherics’ Successful Completion	At the option of Protherics, Protherics shall either (i) pay Glenveigh Five Million U.S. Dollars ($5,000,000) or (ii) procure that Glenveigh is issued 4,944,440.30 ordinary shares in the capital of Protherics plc (“Additional PTI Ordinary Shares”).* The number of Additional PTI Ordinary Shares issued to each of the Glenveigh Holders shall be determined by instructions delivered by Dr. Adair to Protherics within 10 days of the Amendment Effective Date.

*calculated as such number of shares that could be purchased with Five Million U.S. Dollars ($5,000,000) in cash, with the PTI Ordinary Shares being valued at the average closing offer price of such shares for the ninety (90) days prior to Amendment Effective Date and on the basis of the $/£ exchange rate as taken from the London Financial Times on the Amendment Effective Date

     B. Section 5.9 shall be amended by deleting the entire text thereof and replacing it with the following:
     5.9 Equity Holding Period. A holding period was imposed on Glenveigh with respect to any PTI Ordinary Shares granted to Glenveigh pursuant to Section 5.1.2. Such holding period shall expire upon the Amendment Effective Date. During the holding period, Glenveigh agreed not to dispose of or agree to dispose of, directly or indirectly, any such PTI Ordinary Shares or do anything with the same or substantially the same economic effect (including a derivatives transaction), without the prior written consent of Protherics plc. Following the Amendment Effective Date, the PTI Ordinary Shares issued to Glenveigh pursuant to Section 5.1.2 will be freely transferable under the rules of the London Stock Exchange, the Listing Rules of the UK Financial Services Authority and English law, subject only to the restrictions contained in this Agreement and as referred to in Article 202 of the Articles of Association of Protherics plc.
     C. Section 5.11 shall be amended by deleting the entire text thereof and replacing it with the following:
     5.11 Reserved.
     D. Section 6.2 shall be amended by deleting the strike-through text as indicated below.
     6.2 Patent Filing, Prosecution and Maintenance. Glenveigh shall own or Control (as applicable) patents or patent applications within the Licensed Patents in the Territory. During the term of this Agreement, Protherics shall be responsible for, and shall diligently carry out and shall bear all costs (including attorneys’ fees) for the preparation, filing, prosecution, maintenance and extensions(if any) of all patents or patent applications within the Licensed Patents in the Territory. The filing, prosecution and maintenance of patents and patent applications pursuant to this Section 6.2 shall be done through patent counsel selected by Protherics and reasonably acceptable to Glenveigh. Protherics will keep Glenveigh informed of all significant patent matters relating to the Licensed Patents, and will give Glenveigh a reasonable opportunity to review and provide input on the prosecution of applications within the Licensed Patents. Protherics shall have the right, after consultation with Glenveigh, and upon no less than thirty (30) days’ notice, to abandon any of the patents or patent applications within the Licensed Patents in the Territory, In the event that Protherics decides to abandon any patent and/or patent application within the Licensed Patents in the Territory, Glenveigh shall have the right to continue the filing, prosecution or maintenance of any such patent or patent application that Protherics wishes to abandon, at Glenveigh’s sole cost and expense.
     2. Additional Representations, Warranties and Covenants of Glenveigh. Each of the Glenveigh Holders hereby represents and warrants, severally and not jointly, to Protherics, that:
          2.1. Authorization. Each Glenveigh Holder has full power and authority to enter into this Amendment. This Amendment constitutes the valid and legally binding obligation of each Glenveigh Holder, enforceable in accordance with its terms.

          2.2. Purchase Entirely for Own Account. This Amendment is made with Glenveigh Holder in reliance upon Glenveigh Holder’s representation to Protherics, which by Glenveigh Holder’s execution of this Amendment, Glenveigh Holder hereby confirms, that the Additional PTI Ordinary Shares to be acquired by Glenveigh will be acquired for investment for Glenveigh’s own account, not as a nominee or agent, and not with a view to the resale or distribution in United States of any part thereof, and that except for distributions by, to and among the Glenveigh Holders and their respective members, Glenveigh Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Amendment, Glenveigh Holder further represents that Glenveigh Holder does not presently have any contract, undertaking, agreement or arrangement with any person (other than as among the Glenveigh Holders and their respective members) to sell, transfer or grant participations to such person or to any third person, with respect to any of the Additional PTI Ordinary Shares. Glenveigh Holder has not been formed for the specific purpose of acquiring the Additional PTI Ordinary Shares.
          2.3. Disclosure of Information. Each Glenveigh Holder has received and reviewed the Disclosure Statement dated April 11, 2008 provided by Protherics and has the opportunity to ask questions and receive answers from Protherics’s management about Protherics’s business, management, financial affairs and the terms and conditions of the Additional PTI Ordinary Shares.
          2.4. No Registration of Additional PTI Ordinary Shares. Each Glenveigh Holder acknowledges that the Additional PTI Ordinary Shares issued pursuant to Section 5.2 (i) have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state of the United States (“State Securities Laws”), and will be issued to Glenveigh in a transaction not requiring registration under the Securities Act or any State Securities Laws, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any applicable State Securities Law, pursuant to an exemption therefrom or in a transaction not subject thereto. Each certificate representing Additional PTI Ordinary Shares will contain a legend substantially to the following effect:
     THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF A U.S. PERSON IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
     Neither Protherics nor Protherics plc is under an obligation to register the sale, transfer or other disposition of the Additional PTI Ordinary Shares by Glenveigh or on behalf of Glenveigh under the Securities Act, or to take any other action necessary in order to make compliance with an exemption from such registration available.
          2.5. Accredited Investor. Each Glenveigh Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          2.6. No General Solicitation. No Glenveigh Holder, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Additional PTI Ordinary Shares.

     2.7. Exculpation Among Glenveigh Holder. Each Glenveigh Holder acknowledges that it is not relying upon any person, firm or corporation, other than Protherics and its officers and directors, in making its investment or decision to invest in Protherics. Each Glenveigh Holder agrees that no Glenveigh Holder nor the respective controlling persons, officers, directors, partners, agents, or employees of any Glenveigh Holder shall be liable to any other Glenveigh Holder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Additional PTI Ordinary Shares.
     2.8. Residence. If Glenveigh Holder is an individual, then Glenveigh Holder resides in the state or province identified in the address of Glenveigh Holder set forth in the preamble of the License Agreement; if Glenveigh Holder is a partnership, corporation, limited liability company or other entity, then the office or offices of Glenveigh Holder in which its principal place of business is located is at the address or addresses of Glenveigh Holder set forth in the preamble of the License Agreement.
     3. Protherics Representations, Warranties and Covenants. Protherics represents, warrants and covenants to Glenveigh as follows:
          3.1. Authorization. Protherics has full power and authority to enter into this Amendment. This Amendment constitutes the valid and legally binding obligation of Protherics, enforceable in accordance with its terms.
          3.2 PTI Ordinary Shares and Additional PTI Ordinary Shares. Following the Amendment Effective Date, the PTI Ordinary Shares issued to Glenveigh pursuant to Section 5.1.2 and any Additional PTI Ordinary Shares that may be issued to Glenveigh pursuant to Section 5.2 will be freely transferable under the rules of the London Stock Exchange, the Listing Rules of the UK Financial Services Authority and English law, subject only to the restrictions contained in Section 2.4 of this Amendment and as referred to in Article 202 of the Articles of Association of Protherics pls. Subject to applicable law, Protherics agrees and covenants to cooperate fully with Glenveigh and Protherics’ transfer agent (including removing of any legends as appropriate) in any future sales by Glenveigh of the PTI Ordinary Shares and any Additional PTI Ordinary Shares that are lawfully made under applicable securities laws and exemptions, including but not limited to, Regulation S promulgated under the Securities Act.
     4. Amendment and Ratification. The License Agreement is hereby amended in accordance with the foregoing provisions of this Amendment. The License Agreement, as amended as provided herein, is hereby ratified and shall remain in full force and effect.
     5. Defined Terms. Capitalized terms used in this Amendment shall have the same meanings as in the License Agreement unless otherwise defined herein.
     6. Counterparts. This Amendment may be executed in counterparts by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representative as of the date first above written.

GLENVEIGH PHARMACEUTICALS, LLC		PROTHERICS MEDICINES DEVELOPMENT LIMITED

By:	/s/ C. David Adair, M.D.	By:	/s/ Saul Komisar
	Name: C. David Adair, M.D.		Name: Saul Komisar
	Title: Chairman		Title: President/ Director

GLENVEIGH RESEARCH, LLC
By:	/s/ C. David Adair, M.D.
	Name:	C. David Adair, M.D.
	Title:	Chief Manager

C. DAVID ADAIR, M.D.
By:	/s/ C. David Adair, M.D.
	Name:	C. David Adair, M.D.
Title:

CDA ROYALTY INVESTORS, LLC
By:	/s/ William R. Russell
	Name:	William R. Russell
	Title:	President

CDA LICENSING ADMINISTRATORS, LLC
By:	/s/ C. David Adair, M.D.
	Name:	C. David Adair, M.D.
	Title:	Manager

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